UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 26, 2007

Pennsylvania Real Estate Investment Trust

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	1-6300	23-6216339
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

The Bellevue, 200 S. Broad Street, Philadelphia, Pennsylvania	19102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 875-0700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective July 26, 2007, the Board of Trustees of Pennsylvania Real Estate Investment Trust (the “Trust”) adopted amendments to the Trust’s Amended and Restated Trust Agreement and the Trust’s Bylaws. A description of the amendments is set forth below.

•

Paragraph 2.F of the Trust Agreement was amended to provide that a Trustee may be removed by a vote of the Trustees only for cause (as defined in the paragraph) and only at a regular meeting of the Board of Trustees or a meeting specifically called for that purpose. Prior to the amendment, the removal of a Trustee by the Board of Trustees required a vote of two-thirds of the Trustees and a Trustee could be removed for any cause deemed sufficient by the Trustees.

•

Paragraph 4 of the Trust Agreement was amended to include the Chairman and the Vice Chairman as officers whose signature will serve as conclusive evidence that the officer is authorized to sign an instrument on behalf of the Trust without a resolution evidencing such authorization.

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Paragraph 5 of the Trust Agreement was amended to require the Trust to prepare and furnish to shareholders annual and other reports required to be furnished to the shareholders by the Trust pursuant to the Securities Exchange Act of 1934. Prior to the amendment, the Trust Agreement required the Trustees to prepare and furnish an annual report to each shareholder without reference to the requirements of applicable securities law.

•

Paragraphs 8 and 9 of the Trust Agreement and Section 7.02 of the Bylaws were amended to permit the Trust to issue uncertificated shares. The ability to issue uncertificated shares enables the Trust to participate in the Direct Registration System that is being adopted by the New York Stock Exchange and certain other stock exchanges. Prior to the amendment, the Trust Agreement only provided for certificated shares.

•

Pragraph 14.A of the Trust Agreement was amended to provide that the Trust must advance any expenses incurred by a Trustee or officer of the Trust in connection with a claim brought against the Trustee or officer by reason of service as a Trustee or officer of the Trust and without the need for approval from the Board of Trustees so long as the Trustee or officer agrees to repay the amounts upon a final judgment by a court of competent jurisdiction that his or her actions constituted willful misconduct or recklessness. Prior to the amendment, advancement of expenses in connection with any such claim was subject to conditions as may be prescribed by law.

•

Paragraph 14.E of the Trust Agreement was amended to provide that the provisions of the Trust Agreement providing for indemnification and advancement of expenses for Trustees and officers of the Trust will be construed to provide for any greater rights permitted by any amendment to Pennsylvania law.

•

Section 3.01(b) was added to the Bylaws and provides that the presence of a majority of the members of any committee of the Board of Trustees constitutes a quorum for the conduct of business and the acts of a majority of the members of a committee present and voting at a meeting of the committee will be the act of the committee.

•	Section 4.01 of the Bylaws was amended to add Vice Chairmen to the list of officers of the Trust.

In addition to the foregoing amendments, several other immaterial amendments to the Trust Agreement and the Bylaws were approved. These amendments included changes with respect to gender, execution of documents in electronic format and the elimination of provisions from either the Trust Agreement or Bylaws that appeared in both the Trust Agreement and Bylaws and, therefore, were duplicative.

A copy of the Amended and Restated Trust Agreement and Amended and Restated Bylaws of the Trust are filed as Exhibit 3.1 and Exhibit 3.2, respectively, to this report.

Item 9.01	Financial Statements and Exhibits

(d)

3.1	Amended and Restated Trust Agreement of Pennsylvania Real Estate Investment Trust.

3.2	Amended and Restated Bylaws of Pennsylvania Real Estate Investment Trust.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

Date: August 1, 2007	By:	/s/ Bruce Goldman
Bruce Goldman
Executive Vice President and General Counsel